UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

Sunshine Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36539	30-0831760
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

102 West Baker Street, Plant City, Florida	33563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 752-6193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Supplemental Executive Retirement Plan.  On January 28, 2015, Sunshine Bank (the “Bank”), the wholly-owned subsidiary of Sunshine Bancorp, Inc., adopted the Supplemental Executive Retirement Plan (the “SERP”) for Andrew Samuel (the “Executive”).  Upon separation from service after normal retirement age (age 63), the Executive will be entitled to an annual benefit in the amount of 40% of his “final pay,” defined as the highest annualized base salary and bonus from the three years prior to the Executive’s separation from service, disability or death, including the year such separation occurs.  The benefit percentage could increase to 50% or 60%, provided certain core earnings thresholds are met by the Bank in any calendar year before his separation from service.  The normal retirement benefit under the SERP is payable in monthly installments over a period of 15 years, commencing the month following separation from service. In the event of voluntary separation from service before normal retirement age, no benefit is due under the SERP.  In the event of involuntary separation from service before normal retirement age, the Executive will receive his accrued benefit under the SERP, payable in a lump sum.  In the event the Executive suffers a disability prior to normal retirement age and prior to a separation from service, the Bank will pay the Executive the accrued benefit under the SERP in monthly installments over 15 years, commencing the month following disability.  If a change in control occurs prior to a separation from service and prior to normal retirement age, the Bank will pay a lump sum benefit payable to the Executive equal to the present value of an annual benefit equal to 70% of his “projected final pay” (as defined in the SERP) payable over 15 years, discounted from normal retirement age to the date of the change in control.  If the change in control occurs before separation from service but after normal retirement age, the benefit will be equal to the present value of an annual benefit equal to 70% of final pay payable for 15 years. The change in control benefit will be paid in a lump sum within 90 days following the change in control.  In the event the Executive dies prior to a separation from service, disability or change in control, the Bank will pay the Executive’s beneficiary a benefit equal to the greater of the accrued benefit under the SERP or $5,000,000, in a lump sum within 90 days following death.  In the event the Executive dies while receiving payments but prior to receiving all payments due under the SERP, the Bank will pay his beneficiary the same amounts at the same times as the Bank would have paid the Executive had the Executive survived.   In the event the Executive is terminated by the Bank for cause, no benefit will be paid under the SERP.

Executive Incentive Plan   On January 28, 2015, the Bank also adopted the Sunshine Bank Executive Incentive Plan (the “Incentive Plan”).  The Bank’s Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, Chief Technology Officer, the Director of Sales and Marketing and the Chief Risk Officer are eligible to participate in the Incentive Plan.  The Incentive Plan is based on overall Bank performance against pre-defined performance factors.  These factors may change from year to year and may be based on measures such as return on assets, return on equity, earnings per share or net income and additional strategic objectives appropriate for the plan year. The factors and weighing of the factors are determined at the beginning of each plan year.  Each factor has quantifiable objectives consisting of threshold, target, and maximum goals.   Annual goals are determined at the beginning of each plan year and may change from year to year.  The goals are established each year by the board of directors and the Chief Executive Officer.  The Incentive Plan provides that any results deemed to have been the result of inappropriate risk will be reduced from the of incentive payments.  The Bank’s board of directors has the discretion to reduce incentive payments, on an individual or group basis, by as much as 100% if it is determined that excessive risk has been taken.

The foregoing descriptions of the SERP and the Incentive Plan are qualified in their entirety by reference to the SERP and Incentive Plan that are attached hereto as Exhibits 10.1 and 10.2, respectively, of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

Item 9.01.                                Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit Number	Description

Exhibit 10.1	Supplemental Executive Retirement Plan for Andrew Samuel

Exhibit 10.2	Sunshine Bank Executive Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BANCORP, INC.

Date: February 2, 2015	By:	/s/ Vickie J. Houllis
Vickie J. Houllis Senior Vice President and Chief Financial Officer